Exhibit 23.2

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	600 N Pearl Street, Suite 1700 Dallas, TX 75201

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Preliminary Prospectus constituting a part of this Registration Statement of our report dated January 29, 2019, relating to the consolidated financial statements of Concrete Pumping Holdings, Inc. and Subsidiaries as of October 31, 2018 and 2017 and for each of the three years in the period ended October 31, 2018, contained in the Preliminary Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

April 1, 2019